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                                                       Exhibit 15.2


24 July 1997

The Board of Directors
Northern Electric plc
Carliol House
Market Street
Newcastle Upon Tyne
NEI 6NE

Dear Sirs

We are aware of the incorporation by reference in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-30537) of CalEnergy Company, Inc.
and CalEnergy Capital Trust II for the registration  of 3,600,000 6-1/4%
Trust Convertible Preferred Securities, $180,000,000 6-1/4% Convertible Junior Subordinated Debentures of CalEnergy Company, Inc. and 4,195,800 shares of Common Stock of CalEnergy Company, Inc. of our report dated November 29, 1996 relating to the unaudited condensed interim financial statements of Northern Electric plc that are included in the Current Report on Form 8-K/A dated February 18, 1997 of CalEnergy Company, Inc.

Pursuant to Rule 436(c) of the Securities Act of 1933 our report is not part of the registration statement prepared or certified by accountants within the meeting of Sections 7 or 11 of the Securities Act of 1933.

Yours faithfully

ERNST & YOUNG